As filed with the Securities and Exchange Commission on October 31, 2007

Registration No. 333-145138

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2

to

FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

POLYMER GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	57-1003983
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
9335 Harris Corners Parkway, Suite 300
Charlotte, North Carolina 28269
(704) 697-5100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Willis C. Moore, III
Chief Financial Officer
Polymer Group, Inc.
9335 Harris Corners Parkway, Suite 300
Charlotte, North Carolina 28269
(704) 697-5100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

H. Kurt von Moltke, P.C. Christian O. Nagler
Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, Illinois 60601
(312) 861-2000

Approximate date of commencement of proposed sale to the public:
From time to time on or after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective time until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities or a solicitation of an offer to buy these securities in any jurisdiction where the offer and sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 31, 2007

PROSPECTUS

12,962,963 shares

Class A Common Stock

This prospectus relates to the offer and potential resale from time to time by us, MatlinPatterson Global Opportunities Partners L.P. and certain of its affiliates and certain other selling stockholders of up to $350 million in aggregate offering amount of our Class A Common Stock. MatlinPatterson Global Opportunities Partners L.P. and its affiliated funds collectively own approximately 71% of our Class A Common Stock and are “affiliates” of ours, as such term is defined in the Securities Act of 1933, as amended. Assuming an offering price of $27.00 per share (the last reported sale price of our Class A Common Stock on October 30, 2007) and that all of the shares are sold by us and the selling stockholders, the sale of $350 million in aggregate offering amount of our Class A Common Stock would result in the sale of approximately 12,962,963 shares or approximately 67% of the total number of shares of our Class A Common Stock issued and outstanding.  We will not receive any proceeds from the sale of the shares by the selling stockholders.

Based upon an offering price of $27.00 per share as noted above, which would equate to 12,962,963 shares, we currently anticipate that up to 5,574,074 shares will be sold by us and up to 7,388,899 shares will be sold by the selling stockholders.  However these amounts are subject to change.  The actual amount of shares to be sold by us and the selling stockholders in any particular offering will be set forth in the applicable prospectus supplement.

The shares may be offered for resale from time to time by us or the selling stockholders in a number of different ways and at market prices prevailing at the time of sale or at privately negotiated prices.  Our registration of the shares of Class A Common Stock covered by this prospectus does not mean that we or the selling stockholders will offer or sell any of the shares.  The securities may be sold directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions.  If we or the selling stockholders use agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement.  More information about how the securities may be sold is included in the section entitled “Plan of Distribution.”

You should read this prospectus and any prospectus supplement carefully before you purchase any of our securities sold by us or the selling stockholders.  This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Our Class A Common Stock is traded on the Over-the-Counter Bulletin Board under the symbol “POLGA.”  On October 30, 2007, the last reported sale price of our Class A Common Stock on the Over-the-Counter Bulletin Board was $27.00 per share.

Investing in our Class A Common Stock involves risks. See “Risk Factors” on page 1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is       , 2007

TABLE OF CONTENTS

	Page		Page
Our Company	1	Plan of Distribution	10
Risk Factors	1	Legal Matters	11
Forward-Looking Statements	1	Experts	11
Use of Proceeds	3	Where You Can Find More Information	12
Description of Capital Stock	3	Documents Incorporated by Reference	12
Selling Stockholders	7

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process.  Under the shelf registration process, using this prospectus, together with a prospectus supplement, we or the selling stockholders may sell, from time to time, in one or more offerings, the securities described in this prospectus.  Each time we or a selling stockholder offers securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering.  The prospectus supplement may add, update or change information contained in this prospectus. Each time we or a selling stockholder sells securities using this prospectus, we or such selling stockholder are required to provide the purchaser with this prospectus and, in certain cases, a prospectus supplement containing specific information about us or such selling stockholder and the securities being offered.  That prospectus supplement may also include additional risk factors or other special considerations applicable to the securities. You should read this prospectus, the applicable prospectus supplement and the information incorporated by reference in this prospectus before making an investment in our securities.  See “Where You Can Find More Information” for more information.

You should rely only upon the information contained in or incorporated by reference into this prospectus and any applicable prospectus supplements. We and the selling stockholders have not authorized anyone to provide you with different or additional information. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of securities.  This prospectus is not an offer to sell or solicitation of an offer to buy these shares in any circumstances under which the offer or solicitation is unlawful.  The terms “Polymer Group,” “we,” “us,” and “our” as used in this prospectus refer to Polymer Group, Inc. and its subsidiaries.  The phrase “this prospectus” refers to this prospectus and any applicable prospectus supplement, unless the context otherwise requires.

All trademarks, tradenames and service names referred to in this prospectus or incorporated by reference into this prospectus are property of their respective owners.

OUR COMPANY

We supply engineered materials to a number of the largest consumer and industrial product manufacturers in the world. We have a global presence with an established customer base in both developed and emerging markets. Our product offerings are sold principally to converters that manufacture a wide range of end-use products. We are one of the largest producers of spunmelt and spunlace products in the world, and employ the most extensive range of nonwovens technologies that allow us to supply products tailored to customers’ needs at competitive prices.

We operate nineteen manufacturing and converting facilities (including our joint venture/partnership-type operations in Argentina and China) located in nine countries. We believe that the quality of our manufacturing operations and the breadth of our nonwovens process technologies give us a competitive advantage in meeting the needs of our customers and in leading the development of an expanded range of applications. We have invested in advanced technologies in order to increase capacity, improve quality and develop new high-value fabric structures. Working as a developmental partner with our major customers, we utilize our technological capabilities and depth of research and development resources to develop and manufacture new products to specifically meet their needs.

We have been built through a series of capital expansions and business acquisitions that have broadened our technology base, increased our product lines and expanded our global presence. Moreover, our worldwide resources have enabled us to better meet the needs of existing customers, to serve emerging geographic markets and to exploit niche market opportunities through customer-driven product development.

Polymer Group, Inc. is a Delaware corporation. Our principal executive offices are located at 9335 Harris Corners Parkway, Suite 300, Charlotte, North Carolina  28269, and our telephone number is (704) 697-5100.  Our website address is www.polymergroupinc.com.  Information on our website is not a part of this prospectus or any applicable prospectus supplement.

RISK FACTORS

Our business is subject to significant risks. You should carefully consider the risks and uncertainties described in this prospectus, any applicable prospectus supplement and the documents incorporated by reference herein, including the risks and uncertainties described under the caption “Risk Factors” included in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 30, 2006, as amended, and subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference in this prospectus.  The risks and uncertainties described in this prospectus, any applicable prospectus supplement and the documents incorporated by reference herein are not the only ones facing us. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business.  If any of the risks and uncertainties described in this prospectus, any applicable prospectus supplement or the documents incorporated by reference herein actually occur, our business, financial condition and results of operations could be adversely affected in a material way.  This could cause the trading price of our Class A Common Stock to decline, perhaps significantly, and you may lose part or all of your investment.

FORWARD-LOOKING STATEMENTS

From time to time, we may publish forward-looking statements relative to matters such as, including, without limitation, anticipated financial performance, business prospects, technological developments, new product introductions, cost savings, research and development activities and similar matters.  The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements.  Forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate” or other words that convey the uncertainty of future events or outcomes.

Various statements contained in this prospectus, any applicable prospectus supplement and the documents incorporated by reference herein, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  The forward-looking statements made in this prospectus, any applicable prospectus supplement or the documents incorporated by reference herein relate only to events as of the date on which the statements were made.  Unless required by law, we do not undertake any obligation to update these statements and caution against any undue reliance on them.  These forward-looking statements are based on current expectations and assumptions about future events.  While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control.  See Part I, Item 1A. “Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended December 30, 2006, as amended, and subsequent Quarterly Reports on Form 10-Q, which are incorporated herein by reference.  There can be no assurance that these events will occur or that our results will be as estimated.  Important factors that could cause actual results to differ materially from those discussed in such forward-looking statements include:

•                  general economic factors including, but not limited to, changes in interest rates, foreign currency translation rates, consumer confidence, trends in disposable income, changes in consumer demand for goods produced, and cyclical or other downturns;

•                  substantial debt levels and potential inability to maintain sufficient liquidity to finance the Company’s operations and make necessary capital expenditures;

•                  inability to meet existing debt covenants;

•                  information and technological advances;

•                  changes in environmental laws and regulations;

•                  achievement of objectives for strategic acquisitions and dispositions;

•                  cost and availability of raw materials, labor and natural and other resources and the inability to pass raw material cost increases along to customers;

•                  inability to achieve successful start-up on new production lines;

•                  domestic and foreign competition;

•                  reliance on major customers and suppliers; and

•                  risks related to operations in foreign jurisdictions.

USE OF PROCEEDS

We will receive all of the net proceeds from the sale by us of our Class A Common Stock registered under the registration statement of which this prospectus is a part. In accordance with our senior secured credit facility, we are currently required to repay our outstanding debt thereunder in an amount equal to 25% of proceeds received by us in an offering (after payment of related fees and expenses). The senior secured credit facility was entered into on November 22, 2005, amended as of December 8, 2006, and consists of a $45.0 million secured revolving credit facility and a $410.0 million first-lien term loan. The interest rate applicable to borrowings under the senior secured credit facility is based on three-month London Interbank Offered Rate (“LIBOR”) plus a specified margin. The applicable margin for borrowings under both the first-lien term loan and the revolving credit facility is 225 basis points. During fiscal 2007, we entered into a new cash flow hedge agreement, effective May 8, 2007 and maturing on June 29, 2009, which effectively converted $240.0 million of notional principal amount of debt from a variable LIBOR rate to a fixed LIBOR rate of 5.085%. As of June 30, 2007, the interest rate was 7.58% for the first-lien term loan. As of June 30, 2007, we had no borrowings under our revolving credit facility and approximately $403.9 million of principal outstanding on our first-lien term loan.

Subject to the repayment obligation in our senior secured credit facility, we currently intend to use the balance of any net proceeds received by us in an offering of our Class A Common Stock for general corporate purposes, including additional repayment of debt. General corporate purposes may include repayment of debt, repurchase of shares of our common stock, capital expenditures, research and development, possible acquisitions and any other purposes that may be stated in any prospectus supplement. Until we use the proceeds of any such offering for the above purposes, we intend to invest the funds in short-term, investment grade, interest-bearing securities.

We will not receive any proceeds from the sale of shares of our Class A Common Stock by the selling stockholders.

We will bear all costs, fees and expenses incurred in effecting the registration of the shares of Class A Common Stock covered by this prospectus and any applicable prospectus supplement, including all registration and filing fees, and fees and expenses of our counsel and our accountants, other than any underwriting discounts and commissions and brokerage expenses and fees and expenses of counsel incurred by the selling stockholders in connection with their sales of shares.

DESCRIPTION OF CAPITAL STOCK

General.

As of August 1, 2007, our authorized and outstanding capital stock consisted of:

•                  39,200,000 shares of Class A Common Stock (“Class A Common”), of which 19,239,274 shares were outstanding;

•                  800,000 shares of Class B Common Stock (“Class B Common”), of which 121,759 shares were outstanding;

•                  118,453 shares of Class C Common Stock (“Class C Common”), of which 24,319 shares were outstanding;

•                  498,688 shares of Class D Common Stock (“Class D Common”), none of which were outstanding;

•                  523,557 shares of Class E Common Stock (“Class E Common”), none of which were outstanding; and

•                  173,000 shares of Preferred Stock (“Preferred Stock”), none of which were outstanding.

Set forth below is a summary description of the material terms of our capital stock. This description is qualified in its entirety by reference to our certificate of incorporation and by-laws, each as amended, a copy of each of which is incorporated as an exhibit to the registration statement of which this prospectus is a part, and by the provisions of applicable law.

Warrants.

We also have Series A Warrants and Series B Warrants outstanding to purchase at $0.01 per share 498,688 shares of our Class D Common Stock and 523,557 shares of our Class E Common Stock, respectively. The warrants, which are not currently exercisable, expire on the earlier of (i) March 4, 2010 or (ii) the business day immediately preceding the consummation of a change of control of the company, and are only exercisable upon notice from us that we are making a distribution with respect to our common stock above the thresholds set forth in our amended and restated certificate of incorporation. The warrants have (i) customary adjustments for stock splits, stock dividends and consolidations, (ii) specified anti-dilution protection for sales of securities by us at a price below the fair market value of such securities if offered to all of our stockholders and (iii) specified anti-dilution protection for sales of securities by us at a discount that exceeds 25% of the fair market value of such securities. Pursuant to the adjustment provisions of the warrant certificates, we may be required, immediately prior to exercise of the warrants, to increase the number of authorized shares of our Class D Common Stock and Class E Common Stock presented in the table above by 1,564 shares and 1,642 shares relating to the Series A Warrants and the Series B Warrants, respectively, if the authorized shares are insufficient for the number of warrants to be exercised. Each outstanding share of our Class D Common Stock and our Class E Common Stock is convertible at any time into an equal number of shares of our Class A Common Stock.

Common Stock.

All shares of Class A Common, Class B Common, Class C Common, Class D Common and Class E Common are identical in all respects and entitle the holders to the same rights, preferences and privileges, except as noted below or as otherwise required by applicable law.

Voting Rights. All classes of our common stock are entitled to one vote per share and vote together as a single class.

Distributions. Each distribution with respect to our common stock is made in the following amounts and priority:

(1)             the holders of Class A Common, Class B Common and Class C Common, as a group, are entitled to ratably receive all distributions in a cumulative amount up to $600 million;

(2)             once the holders of Class A Common, Class B Common and Class C Common, as a group, ratably receive a cumulative amount equal to $600 million, the holders of Class A Common, Class B Common, Class C Common and Class D Common, as a group, are entitled to ratably receive all further distributions in a cumulative amount up to $1.15 billion; and

(3)             after the holders of Class A Common, Class B Common, Class C Common and Class D Common, as a group, ratably receive distributions in a cumulative amount equal to $1.15 billion, the holders of our common stock are entitled to ratably receive all of such further distributions.

We have not paid any dividends on our common stock since the adoption of our amended and restated certificate of incorporation in 2003, and we do not expect to pay any dividends in the foreseeable future. In addition, our senior secured credit facility limits dividends and certain other restricted payments to $5.0 million in the aggregate during the term of this facility.

Sale Transactions. In the event another person acquires all or substantially all of our assets or more than 51% of our voting capital stock, other than transactions by MatlinPatterson Global Opportunities Partners L.P. to its affiliates, we have to ensure that the holders of our common stock are treated in accordance with provisions (1), (2) and (3) above, if and only to the extent that a distribution of the proceeds of such transaction is required to be made under our certificate of incorporation, as amended.

Stock Splits and Stock Dividends. We may not subdivide or combine (by stock split, stock dividend or otherwise) the outstanding common stock of one class unless the outstanding common stock of all the other classes are proportionately subdivided or combined. All such subdivisions and combinations will be payable only in Class A Common to the holders of Class A Common, in Class B Common to the holders of Class B Common, in Class C Common to the holders of Class C Common, in Class D Common to the holders of Class D Common and in Class E Common to the holders of the Class E Common.

Amendments. No amendment or waiver of any provision of our certificate of incorporation described in this “Description of Capital Stock” section will be effective without the prior written consent of the holders of a majority of the then outstanding shares of common stock voting as a single class; provided that no amendment directly to any terms or provisions of any class of common stock that materially and adversely affects such class of common stock will be effective without the prior consent of the holders of a majority of the then outstanding shares of such class of common stock.

Conversion. Each outstanding share of Class B Common, Class C Common, Class D Common and Class E Common is convertible at any time into an equal number of shares of Class A Common. Under our certificate of incorporation, we are required to reserve such number of shares of Class A Common that will be sufficient to effect the conversion of all issued and outstanding convertible stock.

Preferred Stock.

As of the date of this prospectus, we do not have any shares of preferred stock outstanding. Our Board of Directors, however, may authorize the issuance of preferred stock from time to time in one or more series with such designation, preferences, participation rights, optional or other special rights and qualifications (including, dividend or interest rates, conversion prices, voting rights, redemption or repurchase restrictions, maturity dates and other similar matters), limitations or restrictions on the preferred stock as they determine.

Anti-Takeover Effects of Provisions of Our Charter and By-Laws.

Some provisions of our certificate of incorporation, by-laws, the Shareholders’ Agreement and other agreements may be deemed to have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

These provisions include, but are not limited to:

Authorized but Unissued Shares. Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval except as may be required by applicable stock exchange rules or Delaware law. These additional shares may be used for a variety of corporate purposes, including future public or private offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise. We will not solicit approval of our stockholders for issuance of common and preferred stock unless our board believes that approval is advisable or is required by applicable stock exchange rules or Delaware law.

Cumulative Voting. Our certificate of incorporation does not authorize our stockholders to cumulate voting in the election of directors. As a result, stockholders may not aggregate their votes for a single director.

Number of Directors; Removal; Filling Vacancies. Our by-laws provide that our Board of Directors consist of nine members. Of the nine members, five directors have been designated by MatlinPatterson Global Opportunities Partners L.P., two directors have been designated by the other stockholders (together with any direct or indirect successors) party to the Shareholders’ Agreement who are not affiliated with MatlinPatterson Global Opportunities Partners L.P., and two directors have been designated by our Board of Directors. In addition, the parties to the Shareholders’ Agreement have agreed to each vote or cause to be voted all of their shares of our common stock and other voting equity owned by them, or over which they have voting control, so as to nominate, include on our slate of directors and elect each of their respective designees that served on the Board of Directors immediately prior to such election and/or each other shareholder nominee; provided that, any such nominee has been properly nominated by a shareholder and such nominee has the support of the affirmative vote of at least 12.5% of the outstanding shares of our common stock. The Shareholders’ Agreement further provides that in no event will the size of the Board of Directors be increased by operation of this provision.

Our amended and restated certificate of incorporation provides that a director may be removed with or without cause by affirmative vote of a majority of the outstanding shares of our common stock. Under our certificate of incorporation and our by-laws, the Board of Directors may not change the number of directors without stockholder approval by resolution adopted by affirmative vote of 50.1% of the outstanding shares of our common stock; provided that, no reduction in the number of directors will result in the removal of any director from the Board of Directors during such director’s term of office. Our by-laws also provide that vacancies and newly created directorships resulting from any increase in the total number of directors established by the stockholders may be filled (i) by affirmative vote of a majority of the directors then serving or (ii) by affirmative vote of 50.1% of the outstanding shares of our common stock. Therefore, unless our by-laws and the Shareholders’ Agreement are amended, a stockholder could be prevented from enlarging the Board of Directors and filling the new directorships with the stockholder’s own nominees.

In addition, whenever holders of any class of our capital stock are entitled to elect one or more directors pursuant to our certificate of incorporation such directors will be elected by a plurality of the votes of such class present in person or represented by proxy at the meeting and entitled to vote in the election of such directors. Whenever holders of any class of our capital stock are entitled by the certificate of incorporation to elect one or more directors, vacancies and newly created directorships of such class may only be filled by the affirmative vote of the majority of the total number of directors elected by such class then in office, or by a sole remaining director so elected. Nominations of persons for election to our Board of Directors may be made at a meeting of stockholders (i) by or at the direction of the Board of Directors or (ii) by any stockholder who was a stockholder of record at the time of giving of notice provided for in our by-laws, who is entitled to vote for the election of directors at the meeting and who has complied with the notice procedures in our by-laws.

Annual Meetings. Our by-laws further provide that any action required or permitted to be taken by our stockholders at an annual meeting of stockholders may only be taken if it is properly brought before such meeting, provided that nominations for the election of directors properly made pursuant to the provisions of our by-laws will also be considered at such annual meeting. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice in writing to the secretary of the Polymer Group, Inc. To be timely, a stockholder’s notice must (i) be delivered to or mailed and received at our principal executive office, at any time prior to the date of the annual meeting, (ii) comply with all applicable requirements of the federal securities laws (iii) and must contain certain information described in the by-laws.

Special Meetings. Our certificate of incorporation and by-laws provide that, except as otherwise required by law, special meetings of the stockholders can only be called by our chairman, president, Board of Directors, written notice of at least two directors then in office or stockholders holding at least 25% of the outstanding shares of our common stock. Our by-laws also provide that special meetings of stockholders may be called for any purpose and may be called at any time by written notice to the secretary of Polymer Group, Inc. The only matters that may be considered at any special meeting of the stockholders are the matters specified in the notice of the meeting.

Amendments In general, our certificate of incorporation and by-laws generally may be amended by a majority vote of the total number of directors then in office, but some provisions, including some of the provisions described above, can only be amended upon the approval of at least one board member who is not affiliated with MatlinPatterson Global Opportunities Partners L.P. The approval of at least one board member who is not affiliated with MatlinPatterson Global Opportunities Partners L.P. is only required if both (i) at least one board member who is not affiliated with MatlinPatterson Global Opportunities Partners L.P. has the right to a seat on the Board of Directors pursuant to the Shareholders’ Agreement, and (ii) at the time such approval is sought one of the following is true (x) at least one board member who is not affiliated with MatlinPatterson Global Opportunities Partners L.P. is a member of the Board of Directors, (y) if a board member who is not affiliated with MatlinPatterson Global Opportunities Partners L.P. is not a member of the Board of Directors, a board member who is not affiliated with MatlinPatterson Global Opportunities Partners L.P. will have been a member of the Board of Directors within sixty days of such time, or (z) if a board member who is not affiliated with MatlinPatterson Global Opportunities Partners L.P. is not, and, within sixty days of such time, has not been, a member of the Board of Directors, a nomination or designation of a proposed board member who is not affiliated with MatlinPatterson Global Opportunities Partners L.P. shall have been made in good faith pursuant to the terms of the Shareholders’ Agreement and not withdrawn, and such nominee or designee has not refused or declined appointment to the Board of Directors.

Anti-Takeover Effects of Provisions of Delaware Law.

As a Delaware corporation, by an express provision in our certificate of incorporation, we have elected to “opt out” of the restrictions under Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless:

•                  prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•                  upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time such transaction commenced, excluding, for purposes of determining the number of shares outstanding, (1) shares owned by persons who are directors and also officers of the corporation and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•                  on or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

In this context, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status owned, 15% or more of a corporation’s outstanding voting securities.

A Delaware corporation may “opt out” of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or by-laws resulting from amendments approved by holders of at least a majority of the corporation’s outstanding voting shares. We elected to “opt out” of Section 203 by an express provision in our amended and restated certificate of incorporation. However, we may elect by an amendment to our certificate of incorporation to be subject to Section 203. Such an amendment would not, however, restrict a business combination between us and an interested stockholder if that stockholder became an interested stockholder prior to the effective date of such amendment.

Transfer Agent and Registrar.

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

SELLING STOCKHOLDERS

All of the shares of our Class A Common Stock covered by this prospectus that may be sold by the selling stockholders were originally issued by us to the selling stockholders, including those listed in the table below, in connection with our emergence from bankruptcy in March 2003 either directly, upon conversion of securities that were issued in our bankruptcy or upon the subsequent exchange for securities issued in our bankruptcy.

In connection with our emergence from bankruptcy in March 2003, we issued $50.0 million of our 10% Convertible Subordinated Notes due 2007, or the Notes, pursuant to an indenture among us and certain selling stockholders. In conjunction with our refinancing in April 2004 of our restructured credit facility, MatlinPatterson Global Opportunities Partners L.P. and certain of its affiliates listed in the table below exchanged approximately $42.6 million in aggregate principal amount of the Notes for shares of our PIK preferred stock. On or before September 30, 2005, the holders of substantially all of the PIK preferred stock converted all of their outstanding PIK preferred stock into shares of our Class A Common Stock. Any PIK preferred stock not converted into shares of our Class A Common Stock was redeemed by us with the redemption price paid by the issuance of our Class A Common Stock. As a result of these transactions, no PIK preferred stock is currently issued or outstanding.

Based upon information obtained from the selling stockholders listed below and upon information in our possession regarding the issuance of securities to the selling stockholders listed below, 7,014,034 shares were acquired upon conversion of our PIK preferred stock, 6,397,080 shares were acquired in consideration of the cancellation of certain indebtedness acquired through a series of trades in connection with our emergence from bankruptcy and 185,807 shares were acquired in open market transactions. In addition to the entities named below, the selling stockholders include certain unnamed non-affiliates, which hold in the aggregate less than one percent of our outstanding shares of Class A Common Stock. We are registering these shares to permit each of the selling stockholders and their pledgees, donees, transferees or other successors-in-interest that receive their shares after the date of this prospectus to resell or otherwise dispose of the shares in the manner contemplated under “Plan of Distribution.”

The table below sets forth the name of each selling stockholder, other than the unnamed stockholders described above, the number of shares of Class A Common Stock beneficially owned by each of them, the percentage of our outstanding Class A Common Stock beneficially owned by each of them before the offering, and an estimate of the percentage of our outstanding Class A Common Stock beneficially owned by each of them after an offering. The selling stockholders may sell some, all or none of their shares. We do not know how long the selling stockholders will hold the shares before selling them and, other than the Shareholders’ Agreement described below, we currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale or other disposition of any of the shares. The percentages of shares beneficially owned before and after the offering are based on 19,255,594 shares of our Class A Common Stock outstanding as of September 29, 2007, including the shares of Class A Common Stock covered hereby.

	Shares of Class A Common Stock Beneficially Owned Prior to the Offering		Shares of Class A Common Stock Beneficially Owned After the Offering(2)
Name	Number	Percentage	Percentage
MatlinPatterson Global Opportunities Partners L.P(1).	9,968,811	51.8	23.6
MatlinPatterson Global Opportunities Partners (Bermuda) L.P(1).	3,473,703	18.0	8.2
MatlinPatterson Global Opportunities Partners B, L.P(1)	154,407	*	*

*       Denotes less than 1%.

(1)             MatlinPatterson Global Opportunities Partners L.P. is a party to a Shareholders’ Agreement, dated as of March 5, 2003 (as amended, the “Shareholders’ Agreement”), providing for certain voting agreements regarding election of directors. MatlinPatterson Global Opportunities Partners L.P. disclaims beneficial ownership of shares of Class A Common Stock owned by the other parties to the Shareholders’ Agreement. MatlinPatterson LLC is the holder of all of the membership interests in MatlinPatterson Asset Management LLC. MatlinPatterson Asset Management LLC is the holder of all of the membership interests in MatlinPatterson Global Partners LLC and MatlinPatterson Global Advisers LLC.

MatlinPatterson Global Partners LLC is the general partner of each of the selling stockholders listed in the table. MatlinPatterson Global Advisers LLC has investment authority over securities held by each of these selling stockholders. Mark R. Patterson and David J. Matlin are each an indirect beneficial owner of the shares of Class A Common Stock held by each of these selling stockholders. Mr. Chan is a Managing Partner and Mr. Betolaza is a Partner of MatlinPatterson Global Advisers LLC. Messrs. Chan and Betolaza are directors of Polymer Group, Inc.

An affiliate of MatlinPatterson Global Opportunities Partners L.P. recently acquired a controlling interest in Broadpoint Securities Group, Inc. (formerly known as First Albany Companies Inc.). Broadpoint Securities Group, Inc. is a holding company that controls two registered broker-dealers: Broadpoint Securities, Inc. and Broadpoint Capital, Inc. Accordingly, each of the selling stockholders listed in the table may be deemed to be an affiliate of the two registered broker-dealers. Each of these selling stockholders acquired our shares for the sole benefit of each fund’s limited partners, and with no pre-existing or current intent to distribute the shares through Broadpoint Securities Group, Inc. or its affiliated broker-dealers. Each of these selling stockholders acquired the securities in the ordinary course of business and, at the time of acquisition, had no agreements, understanding or arrangements with any other persons, directly or indirectly, to distribute the securities.

(2)    As noted on the cover page of this prospectus, assuming an offering price of $27.00 per share (the last reported sale price of our Class A Common Stock on October 30, 2007), we currently anticipate that up to 7,388,899 shares will be sold by the selling stockholders listed in the table. However, this amount is subject to change. The actual amount of shares to be sold by the selling stockholders in any particular offering will be set forth in the applicable prospectus supplement. For purposes of this table, however, we have assumed that the selling stockholders listed in the table will sell 7,388,899 shares covered by this prospectus in approximately the same proportion as shown in the table above. We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders might not sell any or all of the shares covered by this prospectus. Because the selling stockholders may offer all or some of the shares covered by this prospectus and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we can only provide an estimate of the percentage of ownership of the selling stockholders listed in the table after completion of an offering.

Material Relationships. In connection with our emergence from bankruptcy on March 5, 2003, we entered into a Shareholders’ Agreement with MatlinPatterson Global Opportunities Partners L.P., a Delaware limited partnership, Northeast Investors Trust, a Massachusetts business trust, One Group Income Bond Fund, a Massachusetts mutual fund, One Group High Yield Bond Fund, a Massachusetts mutual fund, Southern Ute Growth Fund, an Indian Tribal Fund, Southern Ute Permanent Fund, an Indian Tribal Fund, Atlantic Global Funding Ltd., a Cayman Islands company, CHYPS 1997-1 Ltd., a Cayman Islands company, CHYPS 1999-1 Ltd., a Cayman Islands company, James G. Boyd, in his individual capacity, and Jerry Zucker, in his individual capacity. The Shareholders’ Agreement was subsequently amended on December 20, 2004. Set forth below is a summary of the material terms of the Shareholders’ Agreement, as amended, which was filed as an exhibit to our Form 10-Q for the fiscal quarter ended March 29, 2003, and Amendment No. 1 to Shareholder’s Agreement, which was filed as an exhibit to our Form 10-K for the fiscal year ended January 1, 2005, and are incorporated herein by reference.

Contractual Preemptive Rights. The Shareholders’ Agreement grants contractual preemptive rights to each holder of the common stock issued: (a) pursuant to our plan of reorganization from our emergence from bankruptcy in 2003; (b) upon the conversion of our formerly outstanding convertible notes or exercise of our warrants, (c) upon antidilution adjustments, or (d) upon stock splits, stock dividends or otherwise, in each case, in respect of the securities set forth in clauses (a), (b) and (c) above, which we collectively refer to as the Initial Common Stock. Such contractual preemptive rights give each holder of Initial Common Stock the right to purchase up to its pro rata share of any shares of capital stock or options, warrants, conversion rights or other rights to acquire shares of capital stock proposed to be issued by us, subject to certain excluded issuances set forth in the Shareholders’ Agreement which include issuances of up to 4 million shares of common stock (and related options) pursuant to compensatory plans and an unlimited number of shares of common stock issued in acquisitions. The contractual preemptive rights may be waived with the prior consent of both (i) our Board of Directors, including at least one board member that was not designated by MatlinPatterson Global Opportunities Partners L.P., and (ii) MatlinPatterson Global Opportunities Partners L.P. The contractual preemptive rights terminate if we experience a change of control or with the consent of both (i) our Board of Directors, including at least one board member that was not designated by MatlinPatterson Global Opportunities Partners L.P., and (ii) MatlinPatterson Global Opportunities Partners L.P.

Tag-Along Rights. MatlinPatterson Global Opportunities Partners L.P. and its affiliates, have agreed that prior to the sale of any shares of common stock to a third party after giving effect to which MatlinPatterson Global Opportunities Partners L.P. and its affiliates would own less than 54.9% of our common stock, MatlinPatterson Global Opportunities Partners L.P. and its affiliates will mail a written notice of the proposed sale to us. We have agreed that within three business days, we will send a notice to holders of our Initial Common Stock identifying the shares proposed to be sold and the terms upon which they are to be sold informing them of their right to participate in such proposed sale on a pro rata basis along with MatlinPatterson Global Opportunities Partners L.P. and its affiliates. In order to participate in the sale, the holder must deliver its shares it requests to be sold to MatlinPatterson Global Opportunities Partners L.P. and its affiliates. MatlinPatterson Global Opportunities Partners L.P. and its affiliates may then sell their shares (less the number of shares delivered upon exercise of the tag-along rights) for a period of up to 180 days after the deadline set forth in our notice. The tag-along provisions may be waived with the prior consent of both (i) our Board of Directors, including at least one board member that was not designated by MatlinPatterson Global Opportunities Partners L.P., and (ii) MatlinPatterson Global Opportunities Partners L.P. The tag-along provisions terminate if we experience a change of control or with the consent of both (i) our Board of Directors, including at least one board member that was not designated by MatlinPatterson Global Opportunities Partners L.P., and (ii) MatlinPatterson Global Opportunities Partners L.P.

Provisions Regarding Our Board of Directors. The Shareholders’ Agreement sets forth certain covenants of the parties thereto with respect to the composition of our Board of Directors and the voting of the shares held thereby with respect to the nomination, election and removal of directors. Our Board of Directors is fixed at nine members, each with one year terms, subject to the removal provisions of our Amended and Restated By-Laws. Of the nine members, five directors have been designated by the MatlinPatterson Global Opportunities Partners L.P. and its affiliates, two directors have been designated by the other stockholders (together with any direct or indirect successors ) party to the Shareholders’ Agreement who are not affiliated with MatlinPatterson Global Opportunities Partners L.P., and two directors have been designated by our Board of Directors. The voting and appointing of members of the Board of Directors are subject to certain provisions of the Shareholders’ Agreement. In addition, the parties to the Shareholders’ Agreement have agreed to each vote or cause to be voted all of their shares of our common stock and other voting equity owned by them, or over which they have voting control, so as to nominate, include on our slate of directors and elect each of their respective designees that served on the Board of Directors immediately prior to such election and/or each other shareholder nominee; provided that, any such nominee has been properly nominated by a shareholder and such nominee has the support of the affirmative vote of at least 12.5% of the outstanding shares of our common stock. The Shareholders’ Agreement further provides that in no event will the size of the Board of Directors be increased by operation of this provision.

The Shareholders’ Agreement contains other provisions regarding, among other things, reporting obligations, registration rights, transferring rights granted by the Shareholders’ Agreement, third party beneficiaries and enforcement of certain provisions of the Shareholders’ Agreement, specific performance, amendments, granting of equivalent rights to our additional stockholder, and termination of the requirements for approval of actions by the board members who are not affiliated with MatlinPatterson Global Opportunities Partners L.P. once they are no longer required to have a seat on the board.

PLAN OF DISTRIBUTION

We are registering up to $350 million in aggregate offering amount of our Class A Common Stock, which would equate to 12,962,963 shares based upon an offering price of $27.00 per share (the last reported sale price of our Class A Common Stock on October 30, 2007), for possible sale by us and the selling stockholders. Unless the context otherwise requires, as used in this prospectus, “selling stockholders” includes the selling stockholders named in the table above, certain unnamed non-affiliates, which hold in the aggregate less than one percent of our outstanding shares of Class A Common Stock, and donees, pledgees, transferees or other successors-in-interest selling shares received from the selling stockholders as a gift, pledge, partnership distribution or other transfer after the date of this prospectus.

We and the selling stockholders may offer and sell all or a portion of the shares covered by this prospectus from time to time, in one or more or any combination of the following transactions:

•       on the OTC Bulletin Board or on any other national securities exchange on which our shares are listed or traded;

•       in privately negotiated transactions;

•       in underwritten transactions;

•       in a block trade in which a broker-dealer will attempt to sell the offered shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•       through purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;

•                     in ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

•                     through the writing of options (including put or call options), whether the options are listed on an options exchange or otherwise.

We and the selling stockholders may sell the shares in one or more transactions at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the shares from time to time will be determined by us or the selling stockholders and, at the time of the determination, may be higher or lower than the market price of our Class A Common Stock on the OTC Bulletin Board or any other exchange or market. The selling stockholders will act independently of us in making decisions with respect to the pricing, timing, manner and size of each sale.

The shares may be sold directly or through broker dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. We or the selling stockholders may also enter into hedging transactions with broker dealers. In connection with such transactions, broker-dealers of other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with us or the selling stockholders. We or the selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from us or the selling stockholders or from purchasers of the offered shares for whom they may act as agents. In addition, underwriters may sell the shares to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters or broker-dealers engaged by us or the selling stockholders may allow other underwriters or broker-dealers to participate in resales.

We and the selling stockholders may agree to indemnify an underwriter, broker-dealer or agent against certain liabilities related to the selling of the shares of Class A Common Stock, including liabilities arising under the Securities Act of 1933, as amended, or the Securities Act. Under the Shareholders’ Agreement, we have also agreed to pay the costs, expenses and fees of registering the shares of common stock, other than underwriting discounts and commissions. We may agree under certain circumstances that we will not, without the prior written consent of an underwriter, offer, sell, contract to sell, pledge or otherwise dispose of any shares of our common stock or any securities convertible into or exchangeable for our common stock. However, an underwriter, in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice.

Upon our entering into, or upon our notification by the selling stockholders that they have entered into, any material arrangement with an underwriter or broker-dealer for the sale of shares through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing certain material information, including:

•       the name of the selling stockholders, if appropriate;

•       the number of shares being offered;

•       the terms of the offering;

•       the names of the participating underwriters, broker-dealers or agents;

•       any discounts, commissions or other compensation paid to underwriters or broker-dealers and any discounts, commissions or concessions allowed or reallowed or paid by any underwriters to dealers;

•       the public offering price; and

•       other material terms of the offering.

The selling stockholders are subject to the applicable provisions of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares offered in this prospectus and any applicable prospectus supplement by the selling stockholders. The anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities for the shares.

To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution. Instead of selling the shares of Class A Common Stock under this prospectus and any applicable prospectus supplement, shares may be (a) transfered in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer, (b) sold under Rule 144 or Rule 145 of the Securities Act rather than under this prospectus, if the transaction meets the requirements of Rule 144 or Rule 145, or (c) sold by any other legally available means.

LEGAL MATTERS

The validity of the shares of Class A Common Stock offered pursuant to this prospectus will be passed upon by Kirkland & Ellis LLP, Chicago, Illinois.

EXPERTS

Our consolidated financial statements as of and for the fiscal periods ended December 30, 2006 and December 31, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of December 30, 2006, included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2006, as amended, which is incorporated by reference in this registration statement and prospectus, have been audited by Grant Thornton LLP, independent registered public accounting firm, as indicated in their reports with respect thereto (which reports express unqualified opinions and contain an explanatory paragraph relating to the 2006 adoption of Financial Accounting Standards Board (FASB) Statements No. 123(R) and No. 158) and are incorporated by reference in this registration statement and prospectus in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

The consolidated financial statements for the fiscal year ended January 1, 2005 included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2006, as amended, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Filings.   We are currently subject to the information requirements of the Exchange Act and in accordance therewith file periodic reports, proxy statements and other information with the SEC. You may read and copy (at prescribed rates) any such reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. For further information concerning the SEC’s Public Reference Room, you may call the SEC at 1-800-SEC-0330. Some of this information may also be accessed on the World Wide Web through the SEC’s Internet address at http://www.sec.gov.

Registration Statement.   We have filed with the SEC a registration statement on Form S-3 with respect to the shares of Class A Common Stock offered hereby.  This prospectus does not contain all the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC.  For further information with respect to us and the Class A Common Stock offered hereby, reference is made to the registration statement.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents and reports listed below (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Registration S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K):

•                  our Annual Report on Form 10-K for the fiscal year ended December 30, 2006 filed with the SEC on March 14, 2007 and amended on March 29, 2007 and April 5, 2007;

•                  our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 filed with the SEC on August 9, 2007;

•                  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 filed with the SEC on May 10, 2007;

•                  our definitive Proxy Statement on Schedule 14A filed with the SEC on April 20, 2007;

•                  our Current Reports on Form 8-K filed with the SEC on January 8, 2007, February 9, 2007, April 4, 2007, June 5, 2007 (as amended by Form 8-K/A filed on June 20, 2007), June 15, 2007, July 16, 2007, July 26, 2007, August 14, 2007, September 18, 2007 and October 9, 2007; and

•                  the description of the Company’s Class A Common Stock, par value $0.01 per share, included in Item 1 of the Company’s Registration Statement on Form 8-A, filed pursuant to Section 12 of the Securities Exchange Act on March 6, 2003.

We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Registration S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein) after the date of this prospectus.  The information contained in any such document will be considered part of this prospectus from the date the document is filed with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We undertake to provide without charge to any person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon oral or written request of such person, a copy of any or all of the documents that have been incorporated by reference in this prospectus, other than exhibits to such other documents (unless such exhibits are specifically incorporated by reference therein). We will furnish any exhibit upon the payment of a specified reasonable fee, which fee will be limited to our reasonable expenses in furnishing such exhibit. Requests for such copies should be directed to Secretary, Polymer Group, Inc., 9335 Harris Corners Parkway, Suite 300, Charlotte, North Carolina  28269, (704) 697-5100.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

The following is a statement of estimated expenses, to be paid solely by Polymer Group, Inc. (the “Company”), of the issuance and distribution of the securities being registered hereby.  All of the amounts shown are estimated except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$10,745
Printing expenses	350,000
Accounting fees and expenses	300,000
Legal fees and expenses	275,000
Miscellaneous expenses	100,000
Total	$1,035,745

Item 15.  Indemnification of Directors and Officers.

The Company is incorporated under the laws of the State of Delaware. Its Amended and Restated Certificate of Incorporation provides, as authorized by Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”), that, to the fullest extent permitted by the DGCL, no director of the Company will be personally liable to the Company or its stockholders for monetary damages arising from a breach of fiduciary duty as a director. Consequently, no director of the Company will be personally liable to the Company or its stockholders for monetary damages arising from a breach of fiduciary duty as a director, except for liability:

(a)   for any transaction from which the director derives an improper personal benefit;

(b)   for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

(c)   for any improper payment of dividends or redemption of shares; or

(d)   for any breach of the director’s duty of loyalty to the Company or its stockholders.

The Amended and Restated By-laws of the Company further provide, as permitted by Section 145 of the DGCL, that each person who was, is or is threatened to be made a party to or is otherwise involved with any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another company or other enterprise (an “indemnitee”), will be indemnified and held harmless by the Company to the fullest extent authorized by the DGCL, against all expense, liability and loss (including attorneys’ fees), reasonably incurred or suffered by such indemnitee in connection therewith. This right of indemnification includes the obligation of the Company to provide an advance of expenses, although the indemnitee may be required to repay such an advance if there is a judicial determination that the indemnitee was not entitled to the indemnification. The Company may also, by action of its Board of Directors, provide indemnification to employees and agents of the Company with the same or lesser scope and effect as the foregoing indemnification of directors and officers.

Section 145 of the DGCL further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, arising out of such person’s status as such, whether or not the Company would otherwise have the power to indemnify such person under Section 145 of the DGCL.

The Amended and Restated By-laws of the Company provide that the Company may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee or agent of the Company or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, whether or not the Company would have the power to indemnify such person against such liability under the DGCL.

All of the directors and officers of the Company are covered by insurance policies maintained and held in effect by the Company against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act.

Item 16.  Exhibits.

Reference is made to the attached Exhibit Index.

Item 17.  Undertakings.

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser,

(i)            each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)           each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)           That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(7)           For purposes of determining any liability under the Securities Act of 1933,

(i)            the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)           each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused Amendment No. 2 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on October 31, 2007.

POLYMER GROUP, INC.

By:	/s/ Veronica M. Hagen
Veronica M. Hagen
Chief Executive Officer

****

Pursuant to the requirements of the Securities Act of 1933, Amendment No. 2 to this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signatures	Title	Date

/s/ Veronica M. Hagen	Chief Executive Officer and Director
Veronica M. Hagen	(Principal Executive Officer)	October 31, 2007

/s/ Willis C. Moore, III	Chief Financial Officer
Willis C. Moore, III	(Principal Financial and Accounting Officer)	October 31, 2007

/s/ William B. Hewitt*
William B. Hewitt	Chairman of the Board	October 31, 2007

Pedro A. Arias	Director	October 31, 2007

Ramon Betolaza	Director	October 31, 2007

/s/ Lap Wai Chan*
	Lap Wai Chan	Director	October 31, 2007

/s/ Eugene Linden*
	Eugene Linden	Director	October 31, 2007

	Wade D. Nesmith	Director	October 31, 2007

/s/ James A. Ovenden*
	James A. Ovenden	Director	October 31, 2007

/s/ Charles E. Volpe*
	Charles E. Volpe	Director	October 31, 2007

* Signed pursuant to Power of Attorney

by:	/s/ Willis C. Moore, III
Willis C. Moore, III
Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 99.1 of the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 12, 2003).

4.2	Amended and Restated By-laws of the Company (incorporated by reference to Exhibit 4.1 of the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 16, 2005).

4.3	Shareholders’ Agreement dated as of March 5, 2003 (incorporated by reference to Exhibit 10.3 of the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 19, 2003).

4.4	Amendment No. 1 to Shareholders’ Agreement, dated as of December 20, 2004 (incorporated by reference to Exhibit 4.7 of the Company’s Annual Report on Form 10-K filed with the SEC on March 29, 2005).

5.1	Opinion of Kirkland & Ellis LLP.+

23.1	Consent of Grant Thornton LLP.

23.2	Consent of Ernst & Young LLP.

23.3	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included in Part II to the Registration Statement).+

+              Previously filed.